Prudential Global Short Duration High Yield Fund, Inc.

Annual period ending July 31, 2015
File No. 811-22724

SUB-ITEM 77C0
Submission of Matters to a Vote of Security Holders

An Annual Meeting of Stockholders was held on March 13, 2015.
At such meeting the stockholders elected the following Class III
Directors:

Approval of Directors

    Class III      Affirmative Votes Cast    Shares Against/Withheld
Scott E. Benjamin         36,732,216            782,605
Linda W. Bynoe            36,692,592            822,299
Michael S. Hyland         36,673,060            841,761
James E. Quinn            36,691,969            822,852